Exhibit 1

Annual General and Special Meeting of Holders of Trust Units

To be Held on Tuesday, April 12, 2005

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING AND
INFORMATION CIRCULAR AND PROXY STATEMENT

February 24, 2005

NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS
To Be Held On
Tuesday, April 12, 2005

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of ENERPLUS RESOURCES FUND (the "Fund") will be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Tuesday, April 12, 2005 at 10:00 a.m. (Calgary time) for the following purposes:

1.	to receive the consolidated financial statements of the Fund for the year ended December 31, 2004, together with the auditors' report on those statements;
2.	to nominate the directors of EnerMark Inc.;
3.	to appoint the auditors of the Fund;
4.	to consider and, if thought fit, to pass an ordinary resolution to approve certain amendments to the Fund's Trust Unit rights incentive plan;
5.	to consider and, if thought fit, to pass an ordinary resolution to approve the continuation and the amendment and restatement of the Fund's unitholder rights plan; and
6.	to transact any other business which may properly come before the Meeting.

The specific details of the matters proposed to be put before the Meeting and the text of certain of the resolutions proposed are set forth in the Information Circular and Proxy Statement that accompanies this Notice.

Every registered holder of Trust Units at the close of business on February 22, 2005 is entitled to receive notice of and vote its Trust Units at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

The quorum for this Meeting is two or more individuals present in person or by proxy representing at least 5% of the outstanding Trust Units.

If unable to attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying form of proxy or voting instruction form (each referred to as a "Form of Proxy") in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. To be used at the Meeting, the Form of Proxy must be received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company at 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours (excluding Saturdays, Sundays or statutory holidays) before the Meeting or any adjournment(s) thereof. Further instructions with respect to attending the Meeting or voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta this 24th day of February, 2005.
By order of the Board of Directors of
ENERMARK INC., on behalf of
ENERPLUS RESOURCES FUND

"David A. McCoy"
David A. McCoy
Vice President, General Counsel
& Corporate Secretary

INFORMATION CIRCULAR AND PROXY STATEMENT

Solicitation of Proxies

This Information Circular and Proxy Statement (the "Information Circular") is furnished in connection with the solicitation of proxies by Enerplus Resources Fund (the "Fund" and, together with its subsidiaries, "Enerplus") for use at the annual general and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units (the "Trust Units") of the Fund to be held in the Lecture Theatre at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta on Tuesday, April 12, 2005, commencing at 10:00 a.m. (Calgary time) for the purposes set forth in the Notice of Annual General and Special Meeting of Unitholders (the "Notice of Meeting") accompanying this Information Circular. Solicitation of proxies may be made through the mail, by telephone or in person by management of Enerplus, who will not be remunerated for such solicitations. The costs incurred in the solicitation of proxies and in the preparation and mailing of this Information Circular will be borne by Enerplus.

Notice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders of the Fund, as a substantial number of the Unitholders do not hold Trust Units in their own name. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Fund as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If the Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Fund. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominees for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the brokers/nominees are prohibited from voting Trust Units for their clients. Enerplus does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of securityholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications ("ADP"). ADP typically mails a scannable "voting instruction form" in lieu of the form of proxy. Beneficial Unitholders are requested to complete and return the voting instruction form to ADP by mail or facsimile. Alternatively, Beneficial Unitholders can call a toll-free telephone number or access ADP's dedicated voting website (each as noted on the voting instruction form) to deliver their voting instructions and vote the Trust Units held by them. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a voting instruction form cannot use that voting instruction form to vote Trust Units directly at the Meeting as the voting instruction form must be returned as directed by ADP well in advance of the Meeting in order to have the Trust Units voted. Beneficial Unitolders who receive forms of proxies or voting materials from organizations other than ADP should complete and return such forms of proxies or voting materials in accordance with the insructions on such materials in order to properly vote their Trust Units at the Meeting.

Beneficial Unitholders who intend to attend the Meeting in person should read "Appointment and Revocation of Proxies" below.

Appointment and Revocation of Proxies

A form of proxy or voting instruction form (each referred to as a "Form of Proxy") accompanies the Notice of Meeting and this Information Circular. The persons named in the Form of Proxy are officers of EnerMark Inc. ("EnerMark") a wholly owned subsidiary of the Fund. A person or corporation submitting the proxy has the right to appoint a person (who does not have to be a Unitholder) to be their representative at the Meeting, other than the persons designated in the Form of Proxy furnished by Enerplus. Such appointment may be exercised by inserting the name of the appointed representative in the blank space provided for that purpose. If they cannot attend the Meeting in person, Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided, or vote by telephone or the internet in accordance with the instructions that may be included in the Form of Proxy. Non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided or by appointing themselves as proxy on the internet by following the instructions that may be included in the Form of Proxy. A Form of Proxy will not be valid unless it is completed and received (either directly or through a Unitholder's broker or other intermediary) by CIBC Mellon Trust Company, 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, at least 24 hours (excluding Saturdays, Sundays and statutory holidays) before the Meeting or any adjournment(s) thereof or to the Chairman at the Meeting.

A Unitholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Unitholder (or by an attorney duly authorized in writing) or, if such Unitholder is a corporation, by any duly authorized officer or attorney of the corporation, either at the offices of CIBC Mellon Trust Company described above at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment(s) thereof, or with the Chairman of the Meeting on the day thereof or any adjournment(s) thereof.

Exercise of Discretion by Proxies

The persons named in the enclosed Form of Proxy will, if the instructions are clear, vote the Trust Units represented by that Form of Proxy, and where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, the Trust Units will be voted in accordance with those instructions. If no specification has been made in any Forms of Proxy received by Enerplus, the Trust Units represented by those Forms of Proxy will be voted FOR each matter for which no specification has been made.

The enclosed Form of Proxy confers discretionary authority on the persons appointed with respect to amendments or variations of matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. At the time of printing this Information Circular, management of Enerplus is not aware of any such amendments, variations or other matters.

Trust Units and Principal Holders of Trust Units

As at February 24, 2005, there were 104,271,552 Trust Units issued and outstanding, and the registered holders of Trust Units at the close of business on February 22, 2005 are entitled to attend and vote at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date shall be entitled to vote at the Meeting or any adjournment thereof.

To the best of the knowledge of the directors and executive officers of Enerplus, no person beneficially owns, directly or indirectly, or exercises control or direction over, Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units which may be voted at the Meeting. The information as to Trust Units beneficially owned, not being within the knowledge of Enerplus, has been derived from sources available to Enerplus.

MATTERS TO BE ACTED UPON AT THE MEETING

1.	Presentation of Financial Statements

The consolidated financial statements of the Fund for the year ended December 31, 2004, together with the auditors' report on those statements, have been included in the Fund's 2004 Annual Report and have been mailed to the Unitholders who have requested such materials together with this Information Circular. A copy of these financial statements is also available through the internet on the Fund's SEDAR profile at www.sedar.com.

2.	Nomination of Directors of EnerMark Inc.

The directors of EnerMark are responsible for the governance and the administration of the business and affairs of Enerplus. Pursuant to the governing documents of Enerplus, the Unitholders are entitled to nominate the directors of EnerMark, following which the Fund, as the holder of all of the shares of EnerMark, will vote those shares to elect the directors that have been nominated by the Unitholders. The term of office for each director is from the date at which he or she is elected until the next annual meeting of Unitholders or until a successor is elected or appointed. At the Meeting, a total of eight individuals are proposed to be nominated by the Unitholders as directors of EnerMark. It is the intention of the persons named in the enclosed Form of Proxy, if not directed to the contrary in the Form of Proxy, to vote those proxies in favour of the nomination of the persons specified below. Management does not contemplate that any of the nominees will be unable to serve as a director, but should that circumstance arise for any reason prior to the Meeting, the persons named in the enclosed Form of Proxy reserve the right to vote for another nominee at their discretion.

The name, residence, date of appointment, principal occupation and number of Trust Units beneficially owned, directly or indirectly, or over which control or direction is exercised, with respect to each of the eight nominees as directors of EnerMark is set forth below:

			Trust Units
			Beneficially
Name and Residence	Director Since	Principal Occupation	Owned(6)
Edwin Dodge(3)(4) Calgary, Alberta, Canada	May 2004	Corporate Director	2,000

Gordon J. Kerr Calgary, Alberta, Canada	May 2001	President and Chief Executive Officer of EnerMark Inc.	25,739

Douglas R. Martin(1)(4) Calgary, Alberta, Canada	July 2000	President of Charles Avenue Capital Corp. (a private merchant banking company)	6,643

Glen Roane(2)(5) Canmore, Alberta, Canada	June 2004	Corporate Director	2,000

Robert Normand(2)(4) Rosemere, Québec, Canada	June 2001	Corporate Director	2,856

Donald West(5) Calgary, Alberta, Canada	April 2003	Businessman	2,000

Harry B. Wheeler(2)(5) Calgary, Alberta, Canada	January 2001	President of Colchester Investments Ltd. (a private investment firm)	257,730

Robert L. Zorich(3) Houston, Texas, U.S.A.	January 2001	Managing Director of EnCap Investments L.P. (a private firm which provides equity financing to the oil and gas industry)	8,233

Notes:
(1)	Chairman of the board of directors and ex officio member of all committees of the board of directors.
(2)	The Audit and Risk Management Committee is comprised of Robert Normand as Chairman, Glen Roane and Harry B. Wheeler .
(3)	The Corporate Governance, Nominating and Environment, Health & Safety Committee is comprised of Robert L. Zorich as Chairman and Edwin Dodge.
(4)	The Compensation and Human Resources Committee is comprised of Douglas R. Martin as Chairman, Robert Normand and Edwin Dodge.
(5)	The Reserves Committee is comprised of Harry B. Wheeler as Chairman, Glen Roane and Donald T. West.
(6)	As of February 24, 2005 and as disclosed by each individual director.

The principal occupations of Messrs. Edwin Dodge and Glen Roane (being the two director nominees who have not previously been nominated by Unitholders) for the past five years are as follows:

Edwin Dodge. In addition to acting as a director of EnerMark, Mr. Dodge is a director of Railpower Technologies Corp. (a TSX-listed public company that develops and manufactures hybrid rail locomotives). Prior to his retirement in 2004, Mr. Dodge held several senior roles with Canadian Pacific Railway Limited ("CPR"), a Canadian national railway company, including Chief Operating Officer for all of CPR's operations in Canada and the United States from 2001 to 2004. Prior to that, Mr. Dodge held senior executive positions with CPR and was Chief Executive Officer of the Soo Line Railroad, a Minneapolis-based company in which Canadian Pacific Ltd. held a controlling interest. Mr. Dodge joined the board of directors of EnerMark on May 7, 2004.

Glen Roane. In addition to acting as a director of EnerMark, Mr. Roane is a director of Destiny Resource Services Corp. (a TSX-listed oil and gas service business), Badger Income Fund (a TSX-listed excavation services income fund), Forte Resources Inc. (a TSX-listed oil and gas exploration and production company) and several private companies involved in the oil and gas and oil and gas service sectors. Since 1997, Mr. Roane has served as a director of numerous other TSX-listed companies and, as principal, has also managed rural residential real estate developments in Colorado. Prior to 1997, Mr. Roane spent 17 years in the Canadian financial services industry, working in increasingly senior roles in corporate banking, investment banking and managing securities investments. Mr. Roane joined the board of directors of EnerMark on June 3, 2004.

3.	Appointment of Auditors

At the Meeting, Unitholders will be asked to appoint Deloitte & Touche LLP, Chartered Accountants, as auditors of the Fund until the next annual general meeting of Unitholders at a remuneration to be fixed by the directors of EnerMark upon the recommendation of EnerMark's Audit Committee. Deloitte & Touche LLP are currently the auditors of the Fund and were first appointed auditors of the Fund effective July 3, 2002.

Certain information regarding Enerplus' audit committee, including the fees paid to the Fund's auditors in the last two fiscal years, that is required to be disclosed in accordance with Multilateral Instrument 52-110 of the Canadian Securities Administrators will be contained in the Fund's renewal annual information form for the year ended December 31, 2004, an electronic copy of which is available on the internet on the Fund's SEDAR profile at www.sedar.com.

4.	Approval of Amendments to Trust Unit Rights Incentive Plan

Background

On June 21, 2001, following receipt of Unitholder approval, Enerplus adopted a Trust Unit rights incentive plan (the "Incentive Plan"), the material terms of which are described below under "Executive Compensation - Trust Unit Rights Incentive Plan". The purpose of the Incentive Plan is to provide effective long-term incentives to the directors, officers and employees of Enerplus and reward them on the basis of the long-term trading price and distributions paid on the Trust Units, which reflect the total return to the Fund's Unitholders. The Incentive Plan is an important component of the overall compensation program of Enerplus, and in order to provide the directors of EnerMark (the "Board of Directors") with maximum flexibility in terms of granting rights to acquire Trust Units ("Incentive Rights") under the Incentive Plan to both existing personnel and persons who may become part of the Enerplus organization in the future (including as a result of acquisitions by Enerplus), Enerplus proposes to make certain amendments to the Incentive Plan as described below. Additionally, effective January 1, 2005, the Toronto Stock Exchange (the "TSX") made substantial amendments to its rules governing securities-based compensation arrangements where securities are issued from treasury, as is the case with the Incentive Plan (the "TSX Amendments"), and certain amendments to the Incentive Plan are proposed to better comply with the TSX Amendments. With the exception of the amendments described below, the material terms of the Incentive Plan will remain unchanged from those described under "Executive Compensation - Trust Unit Rights Incentive Plan".

Summary of Proposed Amendments

Persons Eligible to Receive Incentive Rights

The current Incentive Plan allows the Board of Directors to grant Incentive Rights to acquire Trust Units to "any director, officer, employee or consultant of Enerplus, provided that any consultant provides services on an ongoing basis throughout the term of the Incentive Right". In order to conform the Incentive Plan to the terminology in the TSX Amendments regarding eligible grantees, Enerplus proposes to amend the list of eligible persons who may be granted Incentive Rights to "any director, officer, employee or service provider of Enerplus, provided that, in the case of a service provider, such service provider has been engaged by Enerplus to provide services for an initial, renewable or extended period of twelve months or more and provides such services on an ongoing basis throughout the term of the Incentive Right".

Number of Trust Units Reserved Under the Incentive Plan

The Incentive Plan currently has reserved 4,051,103 Trust Units for issuance upon the exercise of Incentive Rights of which, as of January 31, 2005, only 382,109 Trust Units were available for issuance upon the exercise of Incentive Rights that may be granted in the future: see "Executive Compensation - Trust Unit Rights Incentive Plan". As stated above, in order to continue to allow the Board of Directors to grant Incentive Rights to both existing personnel and persons who may become part of the Enerplus organization in the future (including as a result of acquisitions by Enerplus), Enerplus proposes to replenish the number of Incentive Rights reserved and available for issuance under the Incentive Plan such that 5% of the issued and outstanding Trust Units at the relevant time (on a non-diluted basis) are reserved and available for future issuance under the Incentive Plan. The 5% maximum would be an "evergreen" provision, such that, following the exercise, termination, cancellation or expiration of any Incentive Rights under the Incentive Plan, a number of Trust Units equivalent to the number of Incentive Rights so exercised, terminated, cancelled or expired would automatically become reserved and available for issuance in respect of Incentive Rights granted in the future.

Amendments to the Incentive Plan

As described under "Executive Compensation - Trust Unit Rights Incentive Plan", the Board of Directors may not amend the existing Incentive Plan without Unitholder approval except to correct a clerical or typographical error, and any amendment to the Incentive Plan or an Incentive Right granted under the Incentive Plan is subject to the prior approval of the TSX. As contemplated by the TSX Amendments, in order to provide the Board of

Directors with increased flexibility to make amendments to the Incentive Plan of a "housekeeping" nature or which do not provide additional benefits to grantees of Incentive Rights under the Incentive Plan, Enerplus proposes to clarify that the Board of Directors may amend the Incentive Plan or an Incentive Right granted under the Incentive Plan in respect of the following matters: (a) to correct a clerical or typographical error; (b) the vesting of Incentive Rights granted under the Plan (which the Board of Directors already has discretion over under the terms of the Incentive Plan); (c) the termination provisions of an Incentive Right granted pursuant to the Plan which does not entail an extension beyond the original expiry date of such Incentive Right; (d) to avoid inconsistency with, or to amend provisions that would subject a holder of Incentive Rights to unfavourable tax treatment under, the Income Tax Act (Canada) or other applicable tax laws; and (e) the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying Trust Units from the number reserved for issuance under the Incentive Plan (which would generally only be used where the Incentive Rights were required to be exercised in the context of a merger or acquisition of the Fund by a third party).

Unitholder Approval

The proposed Incentive Plan (and any proposed future amendments to the Incentive Plan) will be subject to such future approvals of the Unitholders and applicable stock exchanges as may be required by the terms of the Plan or such stock exchanges from time to time. As required by the TSX Amendments, as a result of implementing an "evergreen" 5% maximum number of Trust Units reserved for issuance under the Incentive Plan, approval of all unallocated Incentive Rights under the Incentive Plan will be sought by Enerplus every three years from a majority of Enerplus' directors (as well as a majority of Enerplus' unrelated, non-management directors) and the Unitholders.

Text of Resolution

At the Meeting, the Fund's Unitholders will be asked to consider and, if thought fit, to pass, an ordinary resolution in the form set forth below to amend and restate Enerplus' Incentive Plan in the manner described above.

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE UNITHOLDERS OF THE FUND THAT:

1.
The amendment and restatement of the Trust Unit rights incentive plan (the "Incentive Plan") of Enerplus Resources Fund ("Enerplus"), including an increase in the number of Trust Units reserved and available for issuance up to the exercise of incentive rights granted under the Incentive Plan to 5% of the issued and outstanding Trust Units of the Fund (on a non-diluted basis) in the manner described in Enerplus' information circular and proxy statement dated February 24, 2005, be and is hereby approved.

2.	Any director or officer of EnerMark Inc. be authorized to do all such things and execute all documents and instruments as may be necessary or desirable to give effect to this resolution.

Vote Required

The approval of the amendments to the Incentive Plan is by way of an ordinary resolution which must be passed by a simple majority of 50% plus one vote of the votes cast by Unitholders at the Meeting. It is the intention of the persons named in the enclosed Form of Proxy, if named as proxy and not expressly directed to the contrary, to vote in favour of the foregoing resolution with respect to the proposed amendments to the Incentive Plan.

5.	Approval of the Continuation and Amendment and Restatement of the Unitholder Rights Plan

Background

The Fund and CIBC Mellon Trust Company (the "Rights Agent") originally entered into an agreement dated March 5, 1999 to implement a unitholder rights plan, which was approved and confirmed by the Unitholders of the Fund at the annual general and special meeting of Enerplus held on April 23, 1999. The unitholder rights plan was renewed and amended and restated on April 25, 2002 (the "Existing Plan") following receipt of Unitholder approval at the Fund's 2002 annual general and special meeting of Unitholders.

A unitholder rights plan creates a right (a "Right") (which can only be exercised when a person acquires control of 20% or more of the outstanding Trust Units) for each Unitholder, other than the 20% buyer, to acquire additional Trust Units at one-half of the market price at the time of exercise. This significantly dilutes the position of the 20% buyer and practically prevents that person from acquiring control of 20% or greater of the Trust Units unless the rights plan has been withdrawn or the buyer makes a Permitted Bid (as discussed below). The easiest way for the buyer to have a rights plan withdrawn is for it to negotiate with the Board of Directors of EnerMark to have the rights plan waived or to apply to a securities commission to order withdrawal of the rights plan if Enerplus cannot develop an auction for the Fund. Both of these approaches will give the Board of Directors more time and control over any sale process and increase the likelihood of a better offer to the Fund's Unitholders. See "Objectives of the Amended Plan" below.

Under the terms of the Existing Plan, the continued existence of the unitholder rights plan must be approved and reconfirmed by the Independent Unitholders (as defined in the Existing Plan) on or before the date of the Fund’s 2005 annual general and special meeting of Unitholders. An "Independent Unitholder" is generally any Unitholder other than an "Acquiring Person" (as defined in the Existing Plan) and its associates and affiliates. As of the date of this Information Circular, Enerplus is not aware of any Unitholder who would not be considered an Independent Unitholder, and therefore it is anticipated that all Unitholders will be eligible to vote their Trust Units on the resolution set forth below.

Enerplus has reviewed its Existing Plan for conformity with current practices of Canadian issuers with respect to shareholder and unitholder rights plan design. Based on its review, Enerplus has determined that, since April 2002, when the Existing Plan was amended and restated, there have been few changes in those practices. As a result, on February 24, 2005, the Board of Directors resolved to continue the Existing Plan, with certain minor amendments, by approving an amended and restated unitholder rights plan (the "Amended Plan") proposed to be dated April 12, 2005, subject to regulatory approval and approval by the Independent Unitholders at the Meeting. Other than the few exceptions described in Appendix "A" to this Information Circular, the Amended Plan is identical to the Existing Plan in all material respects.

A summary of the key features of the Amended Plan is attached as Appendix "A" to this Information Circular. All capitalized terms used in this section of the Information Circular and Appendix "A" have the meaning set forth in the Amended Plan unless otherwise indicated. Complete copies of both the Existing Plan and the proposed final form of the Amended Plan are posted on Enerplus' website at www.enerplus.com, and a copy of the Existing Plan is available on the internet on the Fund's SEDAR profile at www.sedar.com. Additionally, copies of both plans are available to any Unitholder on request from the Corporate Secretary of EnerMark.

Text of Resolution

At the Meeting, the Fund's Independent Unitholders will be asked to consider and, if thought fit, to pass, an ordinary resolution in the form set forth below to approve the continuation of Enerplus’ unitholder rights plan and its amendment and restatement in the form of the Amended Plan:

BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE UNITHOLDERS OF THE FUND THAT:

1.
The unitholder rights plan of Enerplus Resources Fund ("Enerplus") be continued and the Amended and Restated Unitholder Rights Plan Agreement to be made as of April 12, 2005 between Enerplus and CIBC Mellon Trust Company (the "Rights Agent"), which amends and restates the Unitholder Rights Plan Agreement dated March 5, 1999 as amended and restated April 25, 2002 between Enerplus and the Rights Agent (the "Existing Plan") and continues the rights issued under the Existing Plan, be and is hereby ratified, confirmed and approved.

2.	Any director or officer of EnerMark Inc. be authorized to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.

It is the intention of the persons named in the enclosed Form of Proxy, if named as proxy and not expressly directed to the contrary, to vote in favour of the above resolution.

Vote Required

Unitholder approval and reconfirmation of the Amended Plan is not required by law but is required by the terms of the Existing Plan and applicable stock exchange rules. The foregoing resolution must be approved by a simple majority of 50% plus one vote of the votes cast by the Independent Unitholders at the Meeting. If the above resolution is passed at the Meeting, then Enerplus and the Rights Agent will execute the Amended Plan effective as of the date the resolution is passed.

If the resolution is not passed at the Meeting, the Existing Plan will become void and of no further force and effect, the Amended Plan will not be executed and will never become effective and Enerplus will no longer have any form of unitholder rights plan.

Recommendation of the Board of Directors

The Board of Directors has determined that it continues to be advisable and in the best interests of Enerplus and its Unitholders that Enerplus have in place a unitholder rights plan in the form of the Amended Plan. Accordingly, the Board of Directors unanimously recommends that the Unitholders vote in favour of the reconfirmation and approval of the Amended Plan. The directors and senior officers of EnerMark have indicated their intention to vote all Trust Units held by them in favour of the confirmation and approval of the Amended Plan. The Board of Directors reserves the right to alter any terms of or not proceed with the Amended Plan at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of Enerplus and the Unitholders to do so, in light of subsequent developments.

Objectives of the Amended Plan

In the case of both the Existing Plan and the Amended Plan, neither plan was adopted or approved in response to or in anticipation of any pending or threatened take-over bid, nor to deter take-over bids generally. As of the date of this Information Circular, the Board of Directors was not aware of any third party considering or preparing any proposal to acquire control of the Fund. The primary objectives of the Amended Plan, as with the Existing Plan, are to ensure that, in the context of a bid for control of Enerplus through an acquisition of the Fund’s Trust Units, the Board of Directors has sufficient time to explore and develop alternatives for maximizing Unitholder value, to provide adequate time for competing bids to emerge, to ensure that Unitholders have an equal opportunity to participate in such a bid and to give them adequate time to properly assess the bid and lessen the pressure to tender typically encountered by a securityholder of an issuer that is subject to a bid.

In approving the Amended Plan, the Board of Directors considered the following concerns inherent in the existing legislative framework governing take-over bids in Canada:

(a)
Time. Current legislation permits a take-over bid to expire in 35 days. The Board of Directors is of the view that this is not sufficient time to permit Unitholders to consider a take-over bid and to make a reasoned and unhurried decision. The Amended Plan provides a mechanism whereby the minimum expiry period for a Take-over Bid must be 45 days after the date of the bid and the bid must remain open for a further period of 10 Business Days after the Offeror publicly announces that the Trust Units deposited or tendered and not withdrawn constitute more than 50% of the Trust Units outstanding held by Independent Unitholders (generally, Unitholders other than the Offeror or Acquiring Person (someone who beneficially owns greater than 20% of the outstanding Trust Units), their Associates and Affiliates, and Persons acting jointly or in concert with the Offeror or Acquiring Person). The Amended Plan is intended to provide Unitholders with adequate time to properly evaluate the offer and to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing Unitholder value. Those alternatives could include, if deemed appropriate by the Board of Directors, the identification of other potential bidders, the conducting of an orderly auction or the development of a restructuring alternative which could enhance Unitholder value.

(b)
Pressure to Tender. A Unitholder may feel compelled to tender to a bid which the Unitholder considers to be inadequate out of a concern that failing to tender may result in the Unitholder being left with illiquid or minority discounted securities in Enerplus. This is particularly so in the case of a partial bid for less than all securities of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the Trust Units. The Amended Plan provides a Unitholder approval mechanism in the Permitted Bid provision which is intended to ensure that a Unitholder can separate the tender decision from the approval or disapproval of a particular take-over bid. By requiring that a bid remain open for acceptance for a further 10 Business Days following public announcement that more than 50% of the Trust Units held by Independent Unitholders have been deposited, a Unitholder's decision to accept a bid is separated from the decision to tender, lessening the undue pressure to tender typically encountered by a securityholder of an issuer that is the subject of a take-over bid.

(c)
Unequal Treatment. While existing securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of an issuer may be acquired pursuant to a private agreement in which a small group of securityholders dispose of their securities at a premium to market price which premium is not shared with other securityholders. In addition, a person may slowly accumulate securities through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all securityholders. The Amended Plan addresses these concerns by applying to all acquisitions of greater than 20% of the Trust Units, to better ensure that Unitholders receive equal treatment.

General Impact of the Amended Plan

It is not the intention of the Board of Directors, in continuing Enerplus' unitholder rights plan, to secure the continuance of existing directors or management in office, nor to avoid a bid for control of Enerplus in a transaction that is fair and in the best interests of Unitholders. For example, through the Permitted Bid mechanism, described in more detail in the summary contained in Appendix "A", Unitholders may tender to a bid which meets the Permitted Bid criteria without triggering the Amended Plan, regardless of the acceptability of the bid to the Board of Directors. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound to consider fully and fairly any bid for Enerplus' Trust Units in any exercise of its discretion to waive application of the Amended Plan or redeem the Rights. In all such circumstances, the Board of Directors must act honestly and in good faith with a view to the best interests of Enerplus and its Unitholders.

The Amended Plan does not preclude any Unitholder from utilizing the proxy mechanism to promote a change in the management or direction of Enerplus, and has no effect on the rights of holders of outstanding Trust Units of Enerplus to requisition a meeting of Unitholders in accordance with the provisions of Enerplus' governing documents and securities legislation, or to enter into agreements with respect to voting their Trust Units. The definitions of "Acquiring Person" and "Beneficial Ownership" have been developed to minimize concerns that the plan may be inadvertently triggered or triggered as a result of an overly-broad aggregating of holdings of institutional Unitholders and their clients.

The Amended Plan will not interfere with the day-to-day operations of Enerplus. The issuance of the Rights does not in any way alter the financial condition of Enerplus, impede its business plans or alter its financial statements. In addition, the Amended Plan is initially not dilutive and is not expected to have any effect on the trading of Trust Units. However, if a Flip-In Event occurs and the Rights separate from the Trust Units, as described in the summary contained in Appendix "A", reported earnings per unit and reported cash flow per unit on a fully-diluted or non-diluted basis may be affected. In addition, holders of Rights not exercising their Rights after a Flip-In Event may suffer substantial dilution.

In summary, the Board of Directors believes that the dominant effect of the Amended Plan will be to enhance Unitholder value and ensure equal treatment of all Unitholders in the context of an acquisition of control.

Canadian Federal Income Tax Consequences

Under the provisions of the Income Tax Act (Canada) the ("Tax Act"), the issue of the Rights can give rise to a taxable benefit which must be included in the income of Unitholders. However, no amount must be included in the income of Unitholders if the Rights do not have a monetary value at the date of issue. Enerplus considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised.

Assuming that the Rights have no value, Unitholders will not be required to include any amount in income, or be subject to withholding tax, under the Tax Act as a result of the issuance of the Rights. The Rights will be considered to have been acquired at no cost. The holders of Rights may have an income inclusion, or be subject to tax, under the Tax Act if the Rights are exercised or otherwise disposed of.

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular Unitholder. Unitholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable tax laws.

United States Federal Income Tax Consequences

As Enerplus considers that the possibility of the Rights issued under the unitholder rights plan becoming exercisable is both remote and speculative, under a current U.S. Internal Revenue Service ruling the adoption of the Amended Plan will not constitute a distribution of stock or property by Enerplus to its Unitholders, an exchange of property or stock, or any other event giving rise to the realization of gross income by any Unitholder. The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold. In the event the Rights should become exercisable, Unitholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

Eligibility for Investment in Canada

The Rights are qualified investments under the Tax Act for registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit savings plans, and will not constitute foreign property of any such plan or any other taxpayer subject to Part XI of the Tax Act, provided that the Trust Units continue to be qualified investments that are not foreign property for such plans.

The issuance of the Rights will not affect the eligibility of the Trust Units as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

EXECUTIVE COMPENSATION

Background and Summary Compensation Table

Prior to April 23, 2003, all of Enerplus' management functions were performed by Enerplus Global Energy Management Company ("EGEM") and its predecessors pursuant to a management agreement between Enerplus and EGEM. However, on April 23, 2003, these external management arrangements were effectively eliminated as the Fund, through a wholly owned subsidiary, acquired all of the shares of EGEM from an affiliate of El Paso Corporation  (the "Management Internalization"). The transaction was approved by the Fund's unitholders at the 2003 annual general and special meeting of unitholders. As a result of the Management Internalization, all of the executive officers and employees who managed and administered the business and affairs of Enerplus became directly employed and compensated by a wholly owned subsidiary of the Fund and are currently employed and compensated by EnerMark, the primary oil and gas operating subsidiary of the Fund.

Outlined below is a description of the compensation earned by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of EnerMark and the four other senior executive officers of EnerMark who received the highest compensation for services performed for Enerplus (collectively, the "Named Executive Officers") in the years ended December 31, 2004 and 2003. The information for 2003 includes all compensation earned by the Named Executive Officers in 2003 for services provided to the Fund in that year, including compensation for which Enerplus reimbursed EGEM prior to the Management Internalization. All dollar amounts under the heading "Executive Compensation" in this Information Circular are in Canadian dollars.

Summary Compensation Table

Long-Term Compensation
	Annual Compensation							Awards		Payouts
								Securities	Shares or
								under	Units Subject
						Other Annual		Rights	to Resale	LTIP	All Other
Name and		Salary		Bonus		Compensation		Granted	Restrictions	Payouts	Compensation(1)
Principal Position	Year	($)		($)		($)		(#)	($)	($)	($)
Gordon J. Kerr President and Chief Executive Officer	2004 2003	$ $	387,500 352,000	$ $	600,000 440,000	$ $	26,355 29,975	40,000 40,000	N/A N/A	N/A N/A	$ $	436,908 440,711

Robert J. Waters Senior Vice President and Chief Financial Officer	2004 2003	$ $	245,960 229,280	$ $	285,000 210,000	$ $	23,921 24,919	30,000 30,000	N/A N/A	N/A N/A	$ $	225,462 227,489

Garry A. Tanner Senior Vice President and Chief Operating Officer	2004 2003	$ $	291,875 278,437	$ $	350,000 225,000	$ $	23,849 25,487	30,000 90,000	N/A N/A	N/A N/A	$ $	499,275 774,267

Eric P. Tremblay Senior Vice President, Capital Markets	2004 2003	$ $	229,350 224,910	$ $	200,000 150,000	$ $	19,500 20,013	30,000 30,000	N/A N/A	N/A N/A	$ $	222,260 225,238

Heather J. Culbert Senior Vice President, Corporate Services	2004 2003	$ $	221,470 210,835	$ $	200,000 160,000	$ $	22,795 23,509	30,000 30,000	N/A N/A	N/A N/A	$ $	208,734 211,033

Ian C. Dundas Senior Vice President, Business Development	2004 2003	$ $	217,500 202,500	$ $	275,000 175,000	$ $	20,813 22,431	50,000 25,000	N/A N/A	N/A N/A	$ $	394,526 180,096

Note:
(1)
The compensation in this column includes retention bonuses earned in 2004 and 2003, as applicable, in connection with the Management Internalization, as well as compensation paid pursuant to EnerMark’s employee Trust Unit purchase plan. With respect to Garry A. Tanner, the amount for 2003 also includes a performance based incentive payment related to Mr. Tanner's appointment as Chief Operating Officer of EnerMark effective January 1, 2003. Mr. Tanner is also entitled to receive additional performance based incentive payments which, at December 31, 2004, were valued at $222,200 but were unable to be exercised at that time. With respect to Ian C. Dundas, the amount for 2004 includes a payment for the value of certain stock options realized in his capacity as a director of an unrelated corporation, the value of which Mr. Dundas had previously relinquished to Enerplus.

Trust Unit Option Plan

Historically, Enerplus has had in place a Trust Unit option plan (the "Option Plan") to provide its directors, officers, employees and consultants with the opportunity to acquire Trust Units. In 2001, Enerplus adopted a Trust Unit rights incentive plan to replace the Option Plan, which is described in more detail below under the heading "Trust Unit Rights Incentive Plan". However, all options granted under the Option Plan prior to June 21, 2001 remained outstanding until their expiration, but no additional options were granted under the Option Plan following that date. No options were exercised by the Named Executive Officers during the financial year ended December 31, 2004, and as of December 31, 2004, there were no options outstanding. As a result, the Option Plan is no longer in effect.

Trust Unit Rights Incentive Plan

On June 21, 2001, following receipt of Unitholder approval, the Fund adopted a Trust Unit rights incentive plan (the "Incentive Plan") pursuant to which rights to acquire Trust Units (the "Incentive Rights") may be granted to the directors, officers, employees and consultants of EnerMark. The material terms of the existing Incentive Plan are described below, but Unitholders are being asked to approve certain amendments to the Incentive Plan at the Meeting. For a description of those amendments, see "Matters to be Acted Upon at the Meeting - Approval of Amendments to the Trust Unit Rights Incentive Plan" above. The Incentive Plan is currently the only securities based compensation arrangement pursuant to which securities may be issued from treasury of the Fund that has been adopted by Enerplus.

The existing Incentive Plan permits the Board of Directors to issue Incentive Rights to the directors, officers, employees and consultants of Enerplus as the Board of Directors may determine. There are currently 4,051,103 Trust Units reserved for issuance under the Incentive Plan, representing 3.89% of the issued and outstanding Trust Units, and as of January 31, 2005 there were 2,298,451 Incentive Rights outstanding, representing 2.20% of the issued and outstanding Trust Units. Incentive Rights representing 1,370,543 Trust Units reserved for issuance had been previously exercised and are not currently available for future issuance, leaving 382,109 Trust Units (0.37% of the issued and outstanding Trust Units) reserved and available for issuance upon the exercise of Incentive Rights that may be granted in the future. As described under "Matters to be Acted Upon at the Meeting - Approval of Amendments to the Trust Unit Rights Incentive Plan", at the Meeting Unitholders will be asked to approve amendments to the Incentive Plan such that at all times 5% of the issued and outstanding Trust Units (on a non-diluted basis) at the relevant time would be reserved and available for issuance upon the exercise of Incentive Rights, the 5% maximum would be an "evergreen" provision whereby a number of Trust Units equivalent to the number of Incentive Rights that had been exercised, terminated, cancelled or expired would be re-reserved for issuance under the Incentive Plan and available for future issuances.

The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon exercise of such Incentive Rights) that any one person and that insiders of the Fund as a whole may receive under Incentive Plan, together with any other securities based compensation arrangement, is 5% of the issued and outstanding Trust Units (on a non-diluted basis) at the date of the grant of the Incentive Right. The maximum number of Incentive Rights (and corresponding Trust Units reserved for issuance upon the exercise of such Incentive Rights) that may be reserved for issuance to "outside" or non-management directors of Enerplus under the Incentive Plan, together with any other securities based compensation arrangement, is 0.25% of the issued and outstanding Trust Units (on a non-diluted basis) at the time of the grant. No Incentive Rights have been granted to "outside", non-management directors since June 6, 2003.

The original exercise price of the Incentive Rights at the time of grant must be no less than the closing price of the Trust Units on the TSX on the last business day prior to the approval of the granting of the Incentive Right by the Board of Directors. However, for Incentive Rights granted prior to April 23, 2003, the original exercise price either will automatically be adjusted downwards (in the case of holders of Incentive Rights who are not directors or officers of Enerplus) or adjusted downwards at the election of the holder (in the case of a holder who is a director or officer of Enerplus). For Incentive Rights granted after April 23, 2003, the original exercise price will be adjusted downward at the election of the holder. The downward adjustment occurs once the Fund's distributions to Unitholders exceed 10% of the net property, plant and equipment account on Enerplus' balance sheet, on a per unit basis, in a calendar year (adjusted as to 2.5% of the net property, plant and equipment, on a per unit basis, at the end of each calendar quarter), following which the exercise price of the Incentive Rights either may or will (as stated above) be reduced by a corresponding per unit amount.

Under the Incentive Plan, the Board of Directors has the power to determine the time at which an Incentive Right will expire and the time or times when Incentive Rights will vest and become exercisable. The Incentive Plan states that the period during which an Incentive Right is exercisable will generally expire at the end of the third calendar year following the year in which the Incentive Right has vested. Although not prescribed in the Incentive Plan, the Board of Directors has historically provided for gradual vesting periods for each grant of Incentive Rights, in proportions determined by the Board of Directors, with the first portion vesting on the date that is one year after the date of grant, another portion vesting on the second anniversary of the date of grant and a final portion vesting on the third anniversary of the date of grant. However, the Incentive Plan states that Incentive Rights issued to directors are not exercisable prior to one year after the date of grant.

An Incentive Right is personal to the grantee and is non-transferable and non-assignable. The Incentive Plan does not provide for or contemplate the provision of financial assistance to facilitate the exercise of Incentive Rights and the issuance of Trust Units. If the employment or appointment of an Incentive Rights holder with Enerplus is terminated by either party for any reason other than termination for cause or, generally, the voluntary resignation of the holder (in which cases the Incentive Rights expire immediately upon the holder ceasing to provide active services to Enerplus), the Incentive Rights held by such individual must be exercised within 90 days of the later of the date of notice of such termination or the date on which active services ceased to be provided to Enerplus.

The Incentive Plan contains standard adjustment and anti-dilution provisions for changes in the capital structure of the Fund. If the Fund is merged into or amalgamated with any other entity, or the Fund sells all or substantially all of its assets, and as a result of such transactions the Unitholders would receive securities of another issuer in substitution for the Trust Units, the Incentive Rights would be modified so that the holder would receive that number of securities of the successor issuer that he or she would have received as a result of such merger, amalgamation or sale if the holder had exercised the Incentive Rights to purchase Trust Units immediately prior to the transaction. Additionally, if a take-over bid that is not exempt from the take-over bid requirements of the Securities Act (Alberta) is made for the Trust Units, holders of Incentive Rights have the right to immediately exercise all unexercised Incentive Rights held by such holder, whether vested or not at such time, in order to tender such Trust Units to the take-over bid. If such Trust Units are not tendered to or taken up under the bid, any Trust Units so acquired by the holder of the exercised Incentive Rights are deemed to be cancelled and returned to the Fund and the Incentive Rights and the consideration paid by the holder to exercise such Incentive Rights will be returned to the holder.

The current Incentive Plan states that the Board of Directors may suspend or discontinue the Incentive Plan at any time and may not amend the Incentive Plan without Unitholder approval except to correct a clerical or typographical error. Any amendment to the Incentive Plan is subject to the prior approval of the TSX and the NYSE, and no amendment to, or suspension or discontinuance of, the Incentive Plan may be made to the Incentive Plan or an Incentive Right granted under the Incentive Plan that would alter or impair any previously granted Incentive Rights, without the prior consent of the holder.

At the Meeting, Unitholders will be asked to approve certain amendments to the Incentive Plan as described under "Matters to be Acted Upon at the Meeting - Approval of Amendments to the Trust Units Rights Incentive Plan". If the proposed amendments are not approved, the Incentive Plan will continue in the form described above.

As of December 31, 2004 there were a total of 2,400,795 Incentive Rights outstanding at exercise prices ranging from $21.73 to $40.80 (with a weighted average exercise price of $34.33) and expiration dates ranging from December 31, 2007 to December 31, 2010. As of December 31, 2004, a total of 550,791 of these outstanding Incentive Rights, with an average exercise price of $27.84, were exercisable. For additional information regarding the Incentive Plan and outstanding Incentive Rights as at December 31, 2004, see Note 10 to the Fund’s audited consolidated financial statements for the year ended December 31, 2004.

A summary of the Incentive Rights granted to the Named Executive Officers pursuant to the Incentive Plan during the most recently completed financial year is contained in the following table.

Trust Unit Incentive Rights Granted During the Most Recently Completed Financial Year

						Market Value
			% of Total			of Trust Units
	Trust Units		Incentive			Underlying
	Under		Rights Granted			Incentive
	Incentive		to Employees	Exercise Price		Rights on the
	Rights		in Financial	($/Trust		Date of Grant
Name	Granted		Year	Unit)(1)		($/Trust Unit)		Expiration Date(2)
Gordon J. Kerr	40,000		3.99%	$40.80		$40.80		December 31, 2008 to
								December 31, 2010

Robert J. Waters	30,000		2.99%	$40.80		$40.80		December 31, 2008 to
								December 31, 2010

Garry A. Tanner	30,000		2.99%	$40.80		$40.80		December 31, 2008 to
								December 31, 2010

Eric P. Tremblay	30,000		2.99%	$40.80		$40.80		December 31, 2008 to
								December 31, 2010

Heather J. Culbert	30,000		2.99%	$40.80		$40.80		December 31, 2008 to
								December 31, 2010

Ian C. Dundas	20,000	(3)	2.00%	$38.83	(3)	$38.83	(3)	December 31, 2008 to
	30,000		2.99%	$40.80		$40.80		December 31, 2010(3)

Notes:
(1)	Except as otherwise noted, the exercise price of the Incentive Rights has not been reduced in accordance with the Incentive Plan. The first eligible exercise price reduction date is April 2, 2005.
(2)
Except as otherwise noted, approximately one-third of the Incentive Rights are scheduled to vest on December 9, 2005 and expire on December 31, 2008, one-third of the Incentive Rights are scheduled to vest on December 9, 2006 and expire on December 31, 2009, and one-third of the Incentive Rights are scheduled to vest on December 9, 2007 and expire on December 31, 2010.

(3)
These Incentive Rights were granted on September 9, 2004 and on January 31, 2005 (the first eligible exercise price reduction date), the exercise price of these Incentive Rights was reduced to $38.48. 50% of these Incentive Rights are scheduled to vest on September 9, 2005 and will expire on December 31, 2008, 33% of these Incentive Rights are scheduled to vest on September 9, 2006 and expire on December 31, 2009, and 17% of the Incentive Rights are scheduled to vest on September 9, 2007 and expire on December 31, 2010.

The following table sets out for the Named Executive Officers (i) the value of all Incentive Rights exercised during the financial year ended December 31, 2004, calculated as the difference between the closing price of the Trust Units on the TSX on the date of exercise and the exercise price of the Incentive Rights at the time of exercise, and (ii) the number and value of unexercised Incentive Rights as at December 31, 2004 calculated as the difference between the $43.60 closing price of the Trust Units on the TSX on December 31, 2004 and the exercise price of the Incentive Rights at December 31, 2004 (assuming the holder of the Incentive Rights has elected to utilize the reduced exercise price).

Aggregated Trust Unit Incentive Rights Exercised
During the Most Recently Completed Financial Year
and Financial Year-End Value of Incentive Rights

				Value of Unexercised
	Trust Units		Unexercised	in-the-Money
	Acquired on	Aggregate	Incentive Rights	Incentive Rights
	Exercise	Value Realized	at Year-End (#)	at Year-End ($)
Name	(#)	($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Gordon J. Kerr	40,264	$518,072	40,136 / 79,600	$652,102 / $563,836
Robert J. Waters	23,532	$313,493	26,768 / 59,700	$416,162 / $422, 877
Garry A. Tanner	30,000	$312,350	10,200 / 79,800	$72,828 / $769,572
Eric P. Tremblay	-	-	26,768 / 59,700	$416,162 / $422,877
Heather J. Culbert	23,332	$308,447	26,968 / 59,700	$420,150 / $422,877
Ian C. Dundas	15,200	$195,780	18,400 / 76,400	$283,163 / $531,015

Long-Term Incentive Plan

Enerplus has also implemented a long-term incentive plan for its executive officers, entitled the "Full Value Unit Plan". This plan is intended to further align the long-term interests of the executive officers of Enerplus with those of the Unitholders by rewarding participants on the basis of the Fund's performance over a three year period. The actual level of compensation paid out in a particular year pursuant to the Full Value Unit Plan will depend entirely on the "total return" realized on Enerplus' Trust Units over a trailing three calendar year period and the "relative performance" of the Fund over that same period, with each given an equal weighting. As a result, the actual payments made to Enerplus' executives pursuant to the Full Value Unit Plan may be greater or less than the notional value of the "units" awarded to the executives at the time of grant.

The "total return" over a three calendar year period is calculated by dividing the total of the cash distributions received during the three years plus the total Trust Unit price appreciation (or depreciation) during the period by the Trust Unit price at the beginning of the relevant three year performance period, using the ten day weighted average trading price in each case. The "relative performance" is measured as the Fund's ranking, by way of "total return" over the period as described above in relation to a peer group of the eight largest Canadian oil and gas trusts at the time of grant, including the Fund.

Once a three year performance period has been completed, the compensation payable pursuant to the applicable grant is calculated and paid to the executive on December 31 of the following year, provided the executive is still actively employed by Enerplus on the payment date. The Full Value Unit Plan provides for acceleration of payments to an executive if he or she is terminated without just cause or the executive terminates his or her employment with Enerplus following a change of control of the Fund and the occurrence of certain events (as described under "Executive Employment Agreements" below). As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times matching of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment. Any Trust Units paid pursuant to the Full Value Unit Plan will be purchased on the Toronto Stock Exchange and will not be issued from treasury.

The following awards were made to the Named Executive Officers pursuant to the Full Value Unit Plan in 2004:

Long-Term Incentive Plan - Awards in Most Recently Completed Financial Year

			Estimated Future Payouts Under
			Non-Securities-Price-Based Plans
		Period Until Maturation	Threshold	Target	Maximum
Name	Full Value Units(1)	or Payout	($ or #)	($ or #)	($ or #)
Gordon J. Kerr	5,631	December 31, 2007	N/A	N/A	N/A

Robert J. Waters	3,387	December 31, 2007	N/A	N/A	N/A

Garry A. Tanner	3,387	December 31, 2007	N/A	N/A	N/A

Eric P. Tremblay	3,387	December 31, 2007	N/A	N/A	N/A

Heather J. Culbert	3,387	December 31, 2007	N/A	N/A	N/A

	A - 2,332.6	A - December 31, 2005
Ian C. Dundas(2)	B - 2,024.5	B - December 31, 2006	N/A	N/A	N/A
	C - 3,387.0	C - December 31, 2007

Notes:
(1)
The number of Full Value Units awarded is based on a targeted dollar amount divided by the weighted average trading price of the Trust Units on the TSX for the ten days prior to the commencement of the applicable performance period, being $38.81 for the last ten trading days of 2003 for grants made in 2004.

(2)
With respect to Ian C. Dundas, Grants A and B were top-ups of full value unit awards made in prior periods as a performance based incentive related to Mr. Dundas' appointment as Senior Vice President effective July 1, 2004. The original awards of full value units provided in 2003 for Grants A and B were 3,133.1 and 2,719.2 units, respectively.

Executive Employment Agreements

Enerplus entered into executive employment agreements with each of the Named Executive Officers (as well as other senior officers of EnerMark) effective April 23, 2003. The executive employment agreements have an indefinite term and provide for the salary and benefits to be paid to each Named Executive Officer, and also contain provisions that set out the payments to be made upon the termination of each executive's employment with Enerplus. If a Named Executive Officer terminates his or her employment with Enerplus within 90 days following a change of control of the Fund (as defined in the employment agreements) combined with the occurrence of certain events (including, among other things, a reduction in overall compensation, geographic relocation or reduction in responsibility, in each case without the consent of the executive), or is terminated without just cause, the executive will be entitled to certain payments, the amount of which are dependent on the executive's position, years of service with Enerplus and total compensation prior to termination. The President and Chief Executive Officer will be entitled to 24 to 30 months equivalent of his total compensation prior to such termination (depending on his years of service to Enerplus at the relevant time) and the remainder of the Named Executive Officers will be entitled to 18 to 24 months equivalent of his or her total compensation prior to such termination. In addition, the executive employment agreements clarify, together with the terms of the applicable plans, that all Incentive Rights under the Incentive Plan and payments under the Full Value Unit Plan (each as described above) will become immediately vested and payable to the Named Executive Officers in such circumstances.

Compensation and Human Resources Committee and Report on Executive Compensation

Composition of the Compensation and Human Resources Committee

The Board of Directors of EnerMark has a Compensation and Human Resources Committee which is responsible for establishing and overseeing the administration of Enerplus' executive compensation program. The Compensation and Human Resources Committee consists of Douglas R. Martin, as Chairman, Robert Normand and Edwin Dodge, each of whom is an unrelated director of EnerMark.

Compensation Philosophy

The Committee, among other responsibilities, makes recommendations to the Board of Directors regarding the appropriate levels and structures of executive compensation to meet the following objectives:

•	compensation practices that are competitive with industry peers;
•	provide appropriate incentive rewards to executives on a basis consistent with and in the best interests of the Unitholders; and
•	attract and retain executives in the organization for the benefit of the Unitholders.

The Committee has engaged the services of independent compensation consultants to assist in the design and assessment of the current compensation structure. In 2004, the Fund’s aggregate executive base salaries were determined to be in the median range, relative to a peer group of oil and gas companies. The comparative compensation peer group used was similarly sized oil and gas companies and the comparison was based on data provided by external compensation surveys provided by independent compensation consultants. Based on the Fund achieving top quartile performance of the annual objectives relative to the peer group, the Fund’s executive compensation is targeted at the top quartile of the peer group's total annual compensation. All components of executive compensation including base salary, short term incentives and long term incentives are reviewed by the Committee annually to ensure that the above stated objectives of the plan are met.

One component of the Fund's compensation structure is a short term incentive plan, or annual bonus plan, which offers performance based incentives relative to the achievement of certain annual objectives. The plan is based on the premise of pay for performance, where performance is measured on a comparable basis to other similarly sized industry peers. The short term incentives are paid annually and are based on an evaluation of the Fund's prior year performance. Comparisons are made to performance targets specific to corporate operational goals as well as to performance metrics relative to an oil and gas royalty trust peer group (the "Trust Peer Group"). The Trust Peer Group is comprised of the eight largest publicly traded oil and gas trusts, including the Fund, and measured by market capitalization as assessed at the beginning of a particular measurement period. These metrics include relative return and total return as compared to the Trust Peer Group. The performance metrics are weighted and considered key to measuring the Fund's fundamental goal of value creation for its Unitholders. The Board of Directors has the discretion to adjust the final performance factors when considering other qualitative factors relative to building longer term value for the Fund's Unitholders.

Below is a summary of the performance metrics and the relative weighting of the metrics used to determine the annual short term incentive:

Performance Metric	Weighting
Total Return	one-third
Performance Relative to Trust Peer Group	one-third
Assessment of execution on strategic and operational goals	one-third

Another component of compensation is long term incentives. The Fund’s long term incentive plan consists of performance based notional unit grants through the Full Value Unit Plan (the "FVUP") and Incentive Rights granted under the Trust Unit Rights Incentive Plan (the "Incentive Plan") both of which are described in detail above. The Committee's objective is to structure the executive compensation between median and the 75th percentile of the comparative peer group, with compensation at the 75th percentile occurring when top quartile results are achieved based on the board's overall assessment. The FVUP plan rewards are based on total return and relative performance over a three year period relative to the Trust Peer Group. This plan assists the Fund in aligning executive long term compensation with the Fund's overall long term performance and in retaining the executive. As an inducement for executives to increase their exposure to the Fund's Trust Units, thereby creating further alignment to Unitholders, the executive may choose to receive all or a portion of their FVUP payment in the form of Trust Units. An election by the executive to be paid in Trust Units will entitle the executive to receive an additional 0.25 times matching of Trust Units from the Fund, all of which must be held for a minimum period of one year or until termination of employment.

The Incentive Plan provides for annual grants of Incentive Rights to purchase Trust Units to executives and all eligible employees of the Fund. These Incentive Rights vest no earlier than one year following the grant date and over a period of three years, expiring at the end of the third year following the year in which the Incentive Right vests. This plan is described in more detail in the previous section, "Trust Unit Rights Incentive Plan", where a description of the plan and the grants, exercise price and expiration dates of Incentive Rights granted to Named Executive Officers are disclosed.

Annual grants under both of the long term incentive plans described above are approved by the Committee, in consultation with the Board of Directors, and consideration of the level of the grants are based on the continued good performance of the executive.

2004 Fund Performance and Compensation

The Fund's annual performance rating for 2004 reflected a year of strong performance for Unitholders. For the third year in a row, the Fund ranked first in the Trust Peer Group on a three-year average total return (being the relative return performance factor). Total return exceeded 21.5% in 2004 (29.9% for U.S. Unitholders as a result of the appreciation of the Canadian dollar) and relative performance for the 2004 year was in the top half of the Trust Peer Group. Performance in the operational metrics met or exceeded targets. Other non-quantitative measures were considered, including proactive initiatives undertaken by the Fund in 2004 in order to create long term value for the Fund. A combination of these metrics was used to determine the annual performance incentive levels awarded to the Fund's executives and employees. Overall and on average, the annual incentives awarded are expected to result in compensation levels between the 50th and 75th percentile for executives relative to the comparative compensation peer group, with the higher level being earned when certain performance criteria have been achieved by the Fund.

The Board of Directors conducts an annual performance review of the President and Chief Executive Officer ("CEO") including an assessment and consideration of leadership qualities, execution and results relative to the strategic plan agreed to with the Board of Directors. Based on a combination of the CEO assessment and given the strength of performance and the efforts of the executive, the board awarded an annual short-term incentive award totalling $600,000 to the CEO, representing approximately 155% of his base salary. Base salary was increased in 2004 to median range, based on an independent assessment of salary for CEO's in the compensation comparative peer group for similarly sized oil and gas companies. Grants to the CEO under the Incentive Plan and the FVUP in 2004 were as per the Fund's policy and aligned with the pay for performance philosophy.

In summary, the philosophy of the Compensation and Human Resources Committee is to administer an executive compensation plan that provides a competitive base salary together with short and long term performance based incentives that the Committee believes are in the best interests of Unitholders.

Submitted on behalf of the Compensation and Human Resources Committee:

"Douglas R. Martin"

"Robert Normand"

"Edwin Dodge"

Compensation of Directors

The Board of Directors of EnerMark is currently composed of nine directors, seven of whom are unrelated directors (as defined in the Toronto Stock Exchange corporate governance guidelines) and eight of whom are standing for re-election at the Meeting. In 2004, the directors of EnerMark, except for the two directors who are members of management, received an annual retainer of $15,000 per annum, other than the Chairman of the Board of Directors who received an annual retainer of $55,000. In addition, those directors acting as chairman of a committee received an additional amount of $8,000 per annum and each director, except for the two management directors, received $1,000 for each meeting of the Board of Directors or any committee which they attended. Directors are also reimbursed for travel expenses related to their attendance at meetings. In 2004, Enerplus paid a total of $188,250 to its directors for their annual retainers and a total of $108,000 to its directors for their attendance at meetings.

In order to further align the directors' interests with those of Unitholders, directors are required to have personal holdings of at least 3,000 Trust Units within the next three years. In order to facilitate this objective, Enerplus has implemented a Director Unit Plan ("DUP") whereby, on an annual basis, Enerplus will purchase Trust Units on the TSX for payment to the directors. On January 7, 2004, Messrs. Derek Fortune (who resigned from the Board of Directors effective February 1, 2005), Martin, Normand, West, Wheeler and Zorich each received 1,000 Trust Units of the Fund, at a price of $39.34 per Trust Unit, and on July 15, 2004 each of Messrs. Dodge and Roane received 1,000 Trust Units of the Fund at a price of $38.00 per Trust Unit. Directors did not receive any grants of Incentive Rights under the Fund's Trust Unit Rights Incentive Plan in 2004.

Performance Graph

The following graph illustrates changes from December 31, 1999 to December 31, 2004 in cumulative total return to the Enerplus unitholders, assuming an initial investment of $100 in Trust Units with all cash distributions reinvested, compared to the S&P/TSX Composite Index, the S&P/TSX Oil and Gas Exploration and Production Index and the S&P/TSX Capped Energy Trust Index, with all their respective dividends and distributions reinvested.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2004, the number of Trust Units (being the only current equity securities of the Fund) which are authorized for issuance with respect to compensation plans. For a description of the Fund's Trust Unit rights incentive plan, see "Executive Compensation - Trust Unit Rights Incentive Plan" and "Matters to be Acted Upon at the Meeting - Approval of Amendments to the Trust Unit Rights Incentive Plan" above.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by securityholders	2,400,795	$34.33	377,109
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	2,400,795	$34.33	377,109

INDEBTEDNESS OF DIRECTORS AND OFFICERS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate of the foregoing, has been indebted to Enerplus at any time since January 1, 2004.

INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any material transaction with Enerplus since January 1, 2004 or in any proposed transaction that would materially affect Enerplus, except as otherwise disclosed in this Information Circular.

INTERESTS OF CERTAIN PERSONS AND
COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of the directors and executive officers of EnerMark, none of the directors, proposed directors or executive officers of EnerMark or anyone who has held such offices since January 1, 2004, or any affiliate or associate of the foregoing, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting, except as otherwise disclosed in this Information Circular.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The board of directors of EnerMark (the "Board"), which is responsible for the governance of Enerplus, regularly reviews its governance practices and takes any appropriate action recommended by the Board's Corporate Governance, Nominating and Environment, Health and Safety Committee (the "CG & EHS Committee") in order to comply with any regulatory changes relating to corporate governance and to continue to maintain the highest standards of corporate governance. The Board believes that good governance requires proper structure and a need for conformance to the best corporate governance principles. The Board is committed to maintaining the highest standards of corporate governance and keeping abreast of any new guidelines or regulations relating to corporate governance, including those pertaining to conflicts of interest, qualifications and independence of directors and external auditors and disclosure and certification requirements.

As a foreign private issuer whose Trust Units are listed on the New York Stock Exchange (the "NYSE"), Enerplus is required, pursuant to Section 303A.11 of the NYSE Listed Company Manual, to compare its corporate governance practices to the NYSE's corporate governance listing standards. Enerplus has reviewed the NYSE listing standards and confirms that its corporate governance practices do not differ significantly from such standards. As a foreign private issuer listed on the NYSE, Enerplus is not obligated to and does not have an internal audit function.

Every issuer that is listed on the Toronto Stock Exchange (the "TSX") is required to disclose on an annual basis its approach to corporate governance with specific reference to 14 guidelines adopted by the TSX. The table below discloses the Fund's compliance with the TSX guidelines. Enerplus will continue to monitor any proposed corporate governance guidelines and disclosure requirements to ensure that Enerplus continues to comply with such requirements. Unitholders are directed to the Fund's Annual Report for the year ended December 31, 2004, which contains an additional overview of Enerplus' corporate governance procedures and a description of the composition, mandates and activities of the committees of the Board of Directors.

TSX GUIDELINES			ENERPLUS COMPLIANCE	COMMENTS
1.	The Board should explicitly assume responsibility for the stewardship of the Fund, including:		Yes
The Board supervises the management of the Fund, directly and through its Board committees, with the goal of enhancing Unitholder value. It delegates to management the authority and responsibility for day-to-day affairs and reviews management's performance and effectiveness. The Board acts in accordance with applicable laws and Enerplus policies as well as the charters of the Board and the Board committees and Enerplus' Code of Business Conduct.

	(a)	adoption of a strategic planning process;	Yes
The Board has adopted a formal mandate setting out its responsibilities. The Board adopts, reviews and monitors Enerplus' strategic planning process, taking into account the opportunities and risks of the business, and sets goals and objectives for Enerplus, which it expects to be achieved by management of EnerMark. This is an ongoing process which is formally dealt with at a special strategic planning session meeting held in the fourth quarter of each year and which provides directors with the opportunity to give constructive feedback to management.

	(b)	the identification of principal risks and implementing risk management systems;	Yes
The Board considers the principal risks of Enerplus' business and monitors its strategic planning process and hedging and derivatives policies and, through the Audit and Risk Management Committee, monitors the execution of transactions in accordance with those strategies and policies. This committee approves corporate policies and other risk management controls as are considered by the committee to be appropriate for prudent business practice. Some of the risks are monitored by the Board through the Corporate Governance, Nominating and Environment, Health & Safety Committee (the "CG & EHS Committee") as well as the Reserves Committee. This committee delivers a written integrated environment, health and safety report, signed by the Chief Operating Officer, to the Board twice per year.

TSX GUIDELINES		ENERPLUS COMPLIANCE	COMMENTS
(c)	succession planning, including nominating, training and monitoring senior management;	Yes
Succession planning is carried out through the CG & EHS Committee with the subsequent approval of the full Board. The committee reviews succession planning for senior management, and monitors and recommends development of senior management to the Board. The Board has the responsibility for appointing, training and monitoring the Chief Executive Officer and approving the Chief Executive Officer's corporate objectives.

(d)	a communication policy; and	Yes
The Board has approved a Continuous Disclosure Policy which is reviewed annually and covers the timely dissemination of all material information as well as communications with analysts and other members of the investment community. The Fund's public disclosure is monitored by the Management Disclosure and Oversight Committee composed of senior officers of Enerplus and chaired by the President & Chief Executive Officer. This committee has several obligations including ensuring the Fund adheres to the Continuous Disclosure Policy, the responsibility for internal control procedures, all periodic reports, all reports filed with the SEC, press releases containing financial information or providing earnings guidance and reviewing all material financial information prior to presentation to the Board for approval. Additionally, the Board reviews and approves the content of all significant disclosure documents, including the annual and quarterly disclosure documents, financial statements, annual information forms, circulars and press releases with respect to material events for Enerplus. In addition, Enerplus, through its Investor Relations Department, responds to queries from Unitholders directly. The President and Chief Executive Officer, the Chief Financial Officer, the Senior Vice President, Capital Markets and the Vice President, Investor Relations of EnerMark are responsible for most Unitholder communications. Enerplus maintains an extensive investor relations Web site and any major developments are broadcast through a live conference call and are promptly made available on the Internet or via telephone. Through its Management Disclosure and Oversight Committee, Enerplus ensures that continuous and timely disclosure obligations are met, and that selective disclosure is avoided.

(e)	the integrity of internal control and management information systems.	Yes
The Board, through its committees, has established an effective system for monitoring the implementation of corporate strategies. Through its Audit and Risk Management Committee, the Board keeps abreast of the implementation by management of all internal financial control and management information systems. The Audit and Risk Management Committee meets regularly with the Chief Financial Officer and the Fund's external auditors to assess the adequacy and effectiveness of management's internal controls. The Management Disclosure and Oversight Committee regularly evaluates and assesses the effectiveness of its internal controls. This committee presents a report of its findings to the Audit and Risk Management Committee at each scheduled meeting of such committee.

TSX GUIDELINES		ENERPLUS COMPLIANCE	COMMENTS
2.	A majority of directors should be unrelated.	Yes
Enerplus and the Board have reviewed the definition of "unrelated director" in the TSX corporate governance guidelines and concluded that, at present, eight directors are "unrelated directors" and two directors are "related directors", as outlined below.

3.	Disclose for each director whether he or she is related (including any relationship between Enerplus and the directors).	Yes	Edwin Dodge	Unrelated

			Gordon J. Kerr	Related	President and Chief Executive Officer of EnerMark

			Douglas R. Martin	Unrelated

			Robert L. Normand	Unrelated

			Glen Roane	Unrelated

			Eric P. Tremblay	Related	Senior Vice President, Capital Markets of EnerMark (not standing for re-election)

			Donald T. West	Unrelated

			Harry B. Wheeler	Unrelated

			Robert L. Zorich	Unrelated

4.	The Board should appoint a committee of directors:

	(a) composed exclusively of outside, non-management directors, a majority of whom are unrelated directors;	Yes	The CG & EHS Committee is composed entirely of unrelated directors.

	(b) with the responsibility for proposing to the Board new nominees and assessing the effectiveness of the Board on an ongoing basis.	Yes
The CG & EHS Committee assesses the effectiveness of the Board and its committees on an ongoing basis and recommends candidates for filling vacancies on the Board and its committees. The mandate of the CG & EHS Committee is more fully described under the heading "Statement of Corporate Governance Practices" in the Fund's Annual Report.

TSX GUIDELINES		ENERPLUS COMPLIANCE	COMMENTS
5.	The Board should implement a process for assessing the effectiveness of the Board as a whole, its committees and the contribution of individual directors.	Yes
The CG & EHS Committee is mandated to monitor the quality of the relationship between management and the Board and its committees and make recommendations when appropriate. Each year, the CG & EHS Committee reviews the credentials and performance of nominees proposed for re-election to the Board. As well, it conducts a written evaluation of the performance and effectiveness of the Board and its committees, along with self-assessments for Board members.

6.	The Board should provide orientation and education programs for new recruits to the Board.	Yes
A director's orientation manual, is provided to new and existing directors. New directors meet with the Chairman of the Board and senior management to discuss and familiarize themselves with the business and activities of Enerplus. An overview of the manual, with a focus on the Enerplus corporate governance parties, including roles, responsibilities and liabilities of directors, is provided on an ongoing basis. As well, regular environment and safety field trips are organized for directors.

7.	The Board should examine its size with a view to facilitating effective decision-making.	Yes
The size and composition of the Board is reviewed annually by the Board and on an ongoing basis by the CG & EHS Committee. Enerplus has reviewed and is satisfied with the size and composition of its Board. A board must have enough directors to carry out its duties, including the composition of certain committees, efficiently. The Board is comprised of ten directors (eight of whom are standing for re-election at the Meeting) and all of whom have extensive and diverse business experience.

8.	The Board should review the adequacy and form of compensation of directors and ensure it realistically reflects the risks and responsibilities involved in being an effective director.	Yes
The Compensation and Human Resources Committee, which is composed entirely of unrelated directors, is mandated to annually review the amount and the form of directors' compensation. This committee also reviews industry data annually to ensure that directors' compensation is consistent with industry standards. As part of its review, the committee considers the time commitment, risks and responsibilities of directors. The directors receive both a cash retainer and Trust Units pursuant to a Director Unit Plan as part of their overall compensation.

9.	Committees of the Board should generally be composed of outside, non-management directors, a majority of whom are unrelated directors.	Yes	All of the current committees of Enerplus are composed solely of unrelated directors.

10.	The Board should expressly assume responsibility for, or appoint a committee responsible for, the Fund's approach to governance issues. This committee would, among other things, be responsible for the corporation's response to these governance guidelines.	Yes
The CG & EHS Committee is responsible for the governance of the Board including the responsibility to review the mandate and charter of the Board's committees, recommending changes to size and composition of the Board and its committees and generally implementing good corporate governance practices including the response to the TSX and other corporate governance guidelines.

TSX GUIDELINES		ENERPLUS COMPLIANCE	COMMENTS
11.	The Board, together with the CEO, should develop position descriptions for the Board and for the CEO, including the definition of the limits to management's responsibilities. In addition, the Board should approve or develop the corporate objectives which the CEO is responsible for meeting.	Yes
The Board is responsible for the stewardship of Enerplus through consultation with management, and generally provides direction to management on matters affecting the business and affairs of Enerplus. The Board delegates specific duties and responsibilities to Board committees and management and imposes expenditure limitations and other guidance to management. Management's discretion is limited in some matters by dollar thresholds which determine when Board approval is required. For example, such thresholds exist for acquisitions and divestments. Any duty or responsibility which is not delegated to senior management or a committee remains with the Board. The Chief Executive Officer, together with senior management, ensures that the corporate objectives developed annually with the Board are met to enhance Unitholder value. Annually, the Board will assess the Chief Executive Officer's performance against corporate objectives set and approved by the Board at an annual strategic planning session.

12.	The Board should have in place appropriate structures and procedures to ensure that the Board can function independently of management.	Yes
The Board meets independently of management after each scheduled Board meeting and whenever it is required. As well, the Chairman of the Board is not a member of management and also serves as the Chairman of the Compensation and Human Resources Committee. The Chairman is an ex officio member of all committees and is entitled to attend any committee meetings which he deems appropriate.

13.	The audit committee should be composed only of outside directors. The roles and responsibilities of the audit committee should be defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management's responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.	Yes
The Audit and Risk Management Committee is composed solely of outside and unrelated directors. The Chairman of the Committee has a Chartered Accountant designation.

The Audit and Risk Management Committee reviews and recommends to the Board the approval of the annual and interim financial statements, has direct authority to formulate recommendations to the Board with respect to the external auditors' appointment and remuneration for audit and audit related services and ensure their independence throughout the process by pre-approving unrelated audit services, where applicable, recommends the approval of audit plans of Enerplus' auditors, communicates directly with the external auditors and reviews programs and policies regarding the effectiveness of internal controls over Enerplus' accounting and financial reporting systems.

The Audit and Risk Management Committee, together with management, has put in place procedures to handle complaints received about Enerplus' accounting and controls, including but not limited to, potential anonymous concerns submitted by employees in respect of accounting or auditing matters.

The Audit and Risk Management Committee reviews, with the external auditors, the use by management of generally accepted accounting principles, their consistent application and their appropriateness. The external auditors are accountable to such committee on behalf of the Unitholders. Management of Enerplus has established the Management Disclosure and Oversight Committee which reports to the Audit and Risk Management Committee by way of quarterly reports, and in addition, the Audit and Risk Management Committee may request reports from that committee, as deemed necessary.

TSX GUIDELINES		ENERPLUS COMPLIANCE	COMMENTS

The Audit and Risk Management Committee also reviews, together with the full Board, the overall risk management process, and more specifically the hedging and derivatives policies of, and transactions entered into by, the internal risk management committee. The Audit and Risk Management Committee meets a minimum of four times a year and meets with the external auditors, independently of management, after each scheduled committee meeting. The mandate of the Audit and Risk Management Committee is more fully described under the heading "Statement of Corporate Governance Practices" in the Fund's Annual Report.

14.	The Board should implement a system to enable individual directors to engage external advisors at Enerplus' expense in appropriate circumstances and subject to the approval of an appropriate subcommittee of the Board.	Yes	Individual directors can engage external advisors, at the expense of Enerplus, with the prior authorization of the Board.

ADDITIONAL INFORMATION

Enerplus regularly files quarterly and annual financial statements, as well as material change reports, management's discussion and analysis ("MD&A") and other important information with the securities commissions or similar authorities in each of the provinces of Canada. Financial information of the Fund is contained in the audited and consolidated comparative financial statements and MD&A of the Fund for the year ended December 31, 2004, which are included in the 2004 Annual Report of the Fund provided to unitholders who have requested such materials with this Information Circular. Copies of such documents are available on the internet on Enerplus' SEDAR profile at www.sedar.com or may be obtained on request and without charge from the Corporate Secretary of EnerMark, 3000 The Dome Tower, 333-7th Avenue S.W., Calgary, Alberta, T2P 2Z1, Telephone (403) 298-2200.

OTHER MATTERS

As of the date of this Information Circular, none of the directors or executive officers of EnerMark knows of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matter properly comes before the Meeting, however, the accompanying proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

DIRECTORS' APPROVAL

The contents and sending of this Information Circular have been approved by the directors of EnerMark.

"David A. McCoy"

David A. McCoy
Vice President, General Counsel & Corporate Secretary
EnerMark Inc.

APPENDIX "A"

SUMMARY OF AMENDED AND RESTATED UNITHOLDER RIGHTS PLAN

The following is a summary of the features of the Amended Plan. The summary is qualified in its entirety by the full text of the Amended Plan, the proposed final form of which is available on the Fund's website at www.enerplus.com or on request from the Corporate Secretary of EnerMark as described in the Information Circular. All capitalized terms used in this summary without definition have the meanings attributed to them in the Amended Plan unless otherwise indicated. Except where specifically mentioned in the following summary, there are no substantive differences between the Amended Plan and the Existing Plan.

(a)	Issuance of Rights

One Right was issued by the Fund in respect of each Trust Unit outstanding at the close of business on March 5, 1999, the date of implementation of the Existing Plan, and one Right was issued and will continue to be issued in respect of each Trust Unit of the Fund issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. Under the Amended Plan, the Rights are simply reconfirmed and the Fund reconfirms its authorization to continue the issuance of one new Right for each Trust Unit issued. Each Right entitles the registered holder thereof to purchase from the Fund one Trust Unit at the exercise price of Cdn. $300 per Trust Unit (as constituted on the date of the Amended Plan), subject to adjustment and certain anti-dilution provisions (the "Exercise Price"). The Rights are not exercisable until the Separation Time. If a Flip-In Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Trust Units of the Fund having an aggregate market price equal to twice the Exercise Price.

The Fund is not required to issue or deliver Rights, or securities upon the exercise of Rights, outside Canada or the United States where such issuance or delivery would be unlawful without registration of the relevant Persons or securities. If the Amended Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside Canada and the United States, the Board of Directors may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

(b)	Trading of Rights

Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the Trust Units of the Fund and will be transferable only together with the associated Trust Units. From and after the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Trust Units (other than an Acquiring Person) as of the Separation Time. Rights Certificates will also be issued in respect of Trust Units issued prior to the Expiration Time, to each holder (other than an Acquiring Person) converting, after the Separation Time, securities ("Convertible Securities") convertible into or exchangeable for Trust Units. The Rights will trade separately from the Trust Units after the Separation Time.

(c)	Separation Time

The Separation Time is the Close of Business on the tenth Business Day after the earlier of (i) the "Trust Unit Acquisition Date", which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; and (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Fund or any Subsidiary of the Fund) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, and the Amended Plan requires such bid to continue to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In either case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

(d)	Acquiring Person

In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the Fund’s outstanding Trust Units. Excluded from the definition of "Acquiring Person" are the Fund and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Trust Units as a result of one or more or any combination of an acquisition or redemption by the Fund of Trust Units, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition. The definitions of "Permitted Bid Acquisition", "Exempt Acquisition", "Convertible Security Acquisition" and "Pro Rata Acquisition" are set out in the Amended Plan. However, in general:

	(i)	a "Permitted Bid Acquisition" means an acquisition of Trust Units made pursuant to a Permitted Bid or a Competing Permitted Bid; and

(ii)
an "Exempt Acquisition" means an acquisition of Trust Units (1) in respect of which the Board of Directors has waived the application of the Amended Plan, (2) which was made prior to the original date of the Existing Plan (being March 5, 1999), (3) which was made pursuant to a distribution reinvestment plan of the Fund, (4) which was made pursuant to the receipt or exercise of rights issued by the Fund to all the holders of Trust Units (other than holders resident in a jurisdiction where such distribution is restricted or impracticable as a result of applicable law) to subscribe for or purchase Trust Units or Convertible Securities (provided that the Person does not thereby acquire a greater percentage of the Trust Units or Convertible Securities so offered than the percentage owned immediately prior to such acquisition), (5) which was made pursuant to a distribution to the public by the Fund of Trust Units or Convertible Securities made pursuant to a prospectus (provided that the Person does not thereby acquire a greater percentage of the Trust Units or Convertible Securities so offered than the percentage owned immediately prior to such acquisition), (6) which was made pursuant to a distribution by the Fund of Trust Units or Convertible Securities by way of a private placement by the Fund, a securities exchange take-over bid circular (which is a new provision in the Amended Plan) or upon the exercise by an individual employee of Trust Unit options or rights granted under a Trust Unit option or rights incentive plan of the Fund or rights to purchase securities granted under a Trust Unit purchase plan of the Fund, (7) which is made as an intermediate step in a series of related transactions in connection with an acquisition by the Fund or its Subsidiaries of a Person or assets, provided that the acquiror of such Trust Units distributes or is deemed to distribute such Trust Units to its securityholders within 10 Business Days of the completion of such acquisition, and following such distribution no Person has become the Beneficial Owner of 20% or more of the Trust Units of the Fund then outstanding, or (8) pursuant to an amalgamation, merger, business combination or other similar transaction (statutory or otherwise, but for greater certainty not including a Take-over Bid) requiring approval by the Fund's Unitholders (which is a new provision in the Amended Plan).

(iii)
a "Convertible Security Acquisition" means an acquisition of Trust Units upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition;

(iv)
a "Pro Rata Acquisition" means an acquisition of Trust Units or Convertible Securities as a result of a distribution of Trust Units, a Trust Unit split or other similar event, acquired on the same pro rata basis as all other holders of Trust Units.

Also excluded from the definition of "Acquiring Person" are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement, and a Person in its capacity as an Investment Manager, Trust Company, Plan Trustee, Statutory Body, Crown agent or agency or, as a new provision added to the Amended Plan, a Mutual Fund or its Manager, all as defined below (provided that any of the foregoing persons is not making or proposing to make a Take-over Bid).

To the best of the knowledge of the directors and senior officers of EnerMark, as of the date hereof, no person is the Beneficial Owner of 20% or more of the outstanding Trust Units.

(e)	Beneficial Ownership

General

In general, a Person is deemed to Beneficially Own Trust Units actually held by others in circumstances where those holdings are or should be grouped together for purposes of the Amended Plan. Included are holdings by the Person’s Affiliates (generally, a person that controls, is controlled by, or under common control with another person) and Associates (generally, relatives sharing the same residence). Also included are securities which the Person or any of the Person’s Affiliates or Associates has the right to acquire within 60 days (other than (1) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a public offering of securities; or (2) pursuant to a pledge of securities).

A Person is also deemed to "Beneficially Own" any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a "Joint Actor"). A Person is a Joint Actor with any Person who is a party to an agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof to acquire or offer to acquire Trust Units.

Institutional Unitholder Exemptions from Beneficial Ownership

The definition of "Beneficial Ownership" contains several exclusions whereby a Person is not considered to "Beneficially Own" a security. There are exemptions from the deemed "Beneficial Ownership" provisions for institutional Unitholders acting in the ordinary course of business. These exemptions apply to (i) an investment manager ("Investment Manager") which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a "Client"); (ii) a licensed trust company ("Trust Company") acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an "Estate Account") or in relation to other accounts (each an "Other Account") and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (a "Plan Trustee") of one or more pension funds or plans (a "Plan") registered under applicable law; (iv) a Person who is a Plan or is a Person established by statute (the "Statutory Body"), and its ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans, insurance plans, or various public bodies, (v) a Crown agent or agency, or (vi) a Person (a "Manager") who is the manager or trustee of a mutual fund (a "Mutual Fund") that is registered or qualified to issue its securities to investors under the securities laws of any province of Canada or the laws of the United States of America, or such Person is a Mutual Fund (subsection (vi) being a new addition to the Amended Plan). The foregoing exemptions only apply so long as the Investment Manager, Trust Company, Plan Trustee, Plan, Statutory Body, Crown agent or agency or Manager or Mutual Fund is not then making or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Trust Units or other securities pursuant to a distribution by the Fund or by means of ordinary market transactions.

A Person will not be deemed to "Beneficially Own" a security because (i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Plan with the same Plan Trustee as another Person or Plan on whose account the Investment Manager, Trust Company or Plan Trustee, as the case may be, holds such security; or (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.

Exemption for Permitted Lock-up Agreement

A Person will not be deemed to "Beneficially Own" any security where the holder of such security has agreed to deposit or tender such security pursuant to a Permitted Lock-up Agreement to a Take-over Bid made by such Person or such Person's Affiliates or Associates or a Joint Actor, or such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or such Person's Affiliates, Associates or Joint Actors until the earliest time at which any such tendered security is accepted unconditionally for payment or is taken up or paid for.

A Permitted Lock-up Agreement is essentially an agreement between a Person and one or more holders of Trust Units (the terms of which are publicly disclosed and available to the public within the time frames set forth in the definition of Permitted Lock-up Agreement) pursuant to which each Locked-up Person agrees to deposit or tender Trust Units to the Lock-up Bid and which further provides that such agreement permits the Locked-up Person to withdraw its Trust Units in order to deposit or tender the Trust Units to another Take-over Bid or support another transaction: (i) at a price or value that exceeds the price under the Lock-Up Bid; or (ii) that contains an offering price that exceeds the offering price in the Lock-up Bid by as much as or more than a Specified Amount and does not provide for a Specified Amount greater than 7% of the offering price in the Lock-up Bid. The provision in the Existing Plan that provided that, in addition to the circumstances in clauses (i) and (ii) above, a Locked-up Person could also withdraw its Trust Units to support another bid or transaction for consideration of a number of Trust Units at least 7% greater than the number of Trust Units under the Lock-Up Bid at a price or value that is not less than the price or value offered in the Lock-up Bid, has been deleted in the Amended Plan as it duplicates the concept in clause (i).

A Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-Over Bid or other similar limitation on a Locked-up Person's right to withdraw Trust Units so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Trust Units during the period of the other Take-Over Bid or transaction. Finally, under a Permitted Lock-up Agreement no "break up" fees, "top up" fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2.5% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-Over Bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Trust Units to the Lock-up Bid or withdraws Trust Units previously tendered thereto in order to deposit such Trust Units to another Take-Over Bid or support another transaction.

(f)	Flip-In Event

A Flip-In Event occurs when any Person becomes an Acquiring Person. In the event that, prior to the Expiration Time, a Flip-In Event which has not been waived by the Board of Directors occurs (see "Redemption, Waiver and Termination"), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a Joint Actor (or a transferee of such a Person), which Rights will become null and void) shall constitute the right to purchase from the Fund, upon exercise thereof in accordance with the terms of the Amended Plan, that number of Trust Units having an aggregate Market Price on the date of the Flip-In Event equal to twice the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments). For example, if at the time of the Flip-In Event the Exercise Price is $300 and the Market Price of the Trust Units is $30, the holder of each Right would be entitled to purchase Trust Units having an aggregate Market Price of $600 (that is, 20 Trust Units) for $300 (that is, a 50% discount from the Market Price).

(g)	Permitted Bid and Competing Permitted Bid

A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

(i) the Take-over Bid is made to all holders of record of Trust Units, other than the Offeror;

	(ii)	the Take-over Bid contains irrevocable and unqualified conditions that:

A.
no Trust Unit shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 45 days following the date of the Take-over Bid and the provisions for the take-up and payment for Trust Units tendered or deposited thereunder shall be subject to such irrevocable and unqualified condition;

B.
unless the Take-over Bid is withdrawn, Trust Units may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for Trust Units and all Trust Units deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such dates;

C.
more than 50% of the outstanding Trust Units held by Independent Unitholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for Trust Units; and

D.
in the event that more than 50% of the then outstanding Trust Units held by Independent Unitholders have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for Trust Units under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Trust Units for not less than 10 Business Days from the date of such public announcement.

A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid has been made but prior to its expiry, satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 45 days so long as it is open until the later of (i) the earliest date on which Trust Units may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence and (ii) 35 days (or such other minimum period of days as may be prescribed by applicable law in Alberta) after the date of the Take-over Bid constituting the Competing Permitted Bid.

(h)	Redemption, Waiver and Termination:

(i)
Redemption of Rights on Approval of Holders of Trust Units and Rights. The Board of Directors acting in good faith may, after having obtained the prior approval of the holders of Trust Units or Rights, at any time prior to the occurrence of a Flip-In Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted for anti-dilution as provided in the Rights Agreement (the "Redemption Price").

(ii)
Waiver of Inadvertent Acquisition. The Board of Directors acting in good faith may waive the application of the Amended Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a Person became an Acquiring Person under the Amended Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Trust Units such that at the time of waiver the Person is no longer an Acquiring Person.

(iii)
Deemed Redemption. In the event that a Person who has made a Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived or has deemed to have waived the application of the Amended Plan consummates the acquisition of the Trust Units, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

	(iv)	Discretionary Waiver with Mandatory Waiver of Concurrent Bids. The Board of Directors acting in good faith may, prior to the occurrence of the relevant Flip-In Event as to which the

Amended Plan has not been waived under this clause, upon prior written notice to the Rights Agent, waive the application of the Amended Plan to a Flip-In Event that may occur by reason of a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Trust Units. However, if the Board of Directors waives the application of the Amended Plan, the Board of Directors shall be deemed to have waived the application of the Amended Plan in respect of any other Flip-In Event occurring by reason of such a Take-over Bid made prior to the expiry of a bid for which a waiver is, or is deemed to have been, granted.

(v)
Discretionary Waiver Respecting Acquisition not by Take-over Bid Circular. The Board of Directors acting in good faith may, with the prior consent of the holders of Trust Units, determine, at any time prior to the occurrence of a Flip-In Event as to which the application of the Amended Plan has not been waived, if such Flip-In Event would occur by reason of an acquisition of Trust Units otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to holders of Trust Units and otherwise than by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, to waive the application of the Amended Plan to such Flip-In Event. However, if the Board of Directors waives the application of the Amended Plan, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of Unitholders called to approve such a waiver.

(vi)
Redemption of Rights on Withdrawal or Termination of Bid. Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price.

If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price. Within 10 Business Days of any such election or deemed election to redeem the Rights, the Fund will notify the holders of the Trust Units or, after the Separation Time, the holders of the Rights.

(i)	Anti-Dilution Adjustments

The Exercise Price of a Right, the number and kind of securities subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

(i)
if there is a distribution payable in Trust Units or Convertible Securities (other than pursuant to any optional Trust Unit distribution or distribution reinvestment plan or a distribution payable in Trust Units in lieu of a regular periodic cash distribution) on the Trust Units, or a subdivision or consolidation of the Trust Units, or an issuance of Trust Units or Convertible Securities in respect of, in lieu of or in exchange for Trust Units; or

(ii)
if the Fund fixes a record date for the distribution to all holders of Trust Units of certain rights or warrants to acquire Trust Units or Convertible Securities, or for the making of a distribution to all holders of Trust Units of evidences of indebtedness or assets (other than regular periodic cash distribution or a distribution payable in Trust Units) or rights or warrants.

With respect to adjustments occurring as a result of a distribution of rights or warrants, for internal consistency in the Amended Plan and to avoid triggering the anti-dilution provisions in relatively insignificant circumstances and where the Fund has complied with the requirements of applicable stock exchanges, an adjustment will only occur if such rights or warrants have an exercise price that is less than 90% of the Current Market Price.

(j)	Supplements and Amendments

The Fund may make amendments to correct any clerical or typographical error or which are necessary to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, rules or regulation. Any changes made to maintain the validity of the Amended Plan shall be may be subject to subsequent confirmation by the holders of the Trust Units or, after the Separation Time, the holders of the Rights.

Subject to the above exceptions, after the Meeting, any amendment, variation or deletion of or from the Rights Agreement and the Rights is subject to the prior approval of the holders of Trust Units, or, after the Separation Time, the holders of the Rights.

The Board of Directors reserves the right to alter any terms of or not proceed with the Amended Plan at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of Enerplus and its Unitholders to do so, in light of subsequent developments.

(k)	Expiration

If the Amended Plan is ratified, confirmed and approved at the Meeting, it will become effective immediately following such approval and remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights shall terminate pursuant to the Amended Plan) and the termination of the annual meeting of the Unitholders in the year 2008 unless at or prior to such meeting the Independent Unitholders ratify the continued existence of the Amended Plan, in which case the Amended Plan would expire at the earlier of the Termination Time and the termination of the annual meeting of Unitholders in the year 2011.

Enerplus Resources Fund
The Dome Tower
3000, 333 - 7th Avenue S.W.
Calgary, Alberta, Canada
T2P 2Z1

Telephone: (403) 298-2200
Toll Free Telephone: 1-800-319-6462
Fax: (403) 298-2211
www.enerplus.com